                                                                    EXHIBIT 12.1


                          MIDAMERICAN ENERGY COMPANY
              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
            AND COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                  PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS
                                (IN THOUSANDS)
                                  (UNAUDITED)




                                                                     TWELVE MONTHS ENDED DECEMBER 31,
                                               -----------------------------------------------------------------------------
                                                    2002            2001            2000            1999            1998
                                               -------------   -------------   -------------   -------------   -------------
Income from continuing operations ..........     $ 175,821       $ 152,778       $ 165,456       $ 127,331       $ 115,593
                                                 ---------       ---------       ---------       ---------       ---------
Add (Deduct):
Total income taxes .........................       120,230         112,452         110,461          88,453          76,042
Interest on long-term debt .................        71,401          60,880          61,120          65,649          70,193
Other interest charges .....................         3,412           8,401           9,056          11,249          14,128
Preferred stock dividends of
 subsidiary trust ..........................         1,574           7,980           7,980           7,980           7,980
Interest on leases .........................           201             137             154             176             212
                                                 ---------       ---------       ---------       ---------       ---------
                                                   196,818         189,850         188,771         173,507         168,555
                                                 ---------       ---------       ---------       ---------       ---------
 Earnings available for fixed
   charges .................................       372,639         342,628         354,227         300,838         284,148
                                                 ---------       ---------       ---------       ---------       ---------
Fixed Charges:
Interest on long-term debt .................        71,401          60,880          61,120          65,649          70,193
Other interest charges .....................         3,412           8,401           9,056          11,249          14,128
Preferred stock dividends of
 subsidiary trust ..........................         1,574           7,980           7,980           7,980           7,980
Interest on leases .........................           201             137             154             176             212
                                                 ---------       ---------       ---------       ---------       ---------
 Total fixed charges .......................        76,588          77,398          78,310          85,054          92,513
                                                 ---------       ---------       ---------       ---------       ---------
Ratio of earnings to fixed charges .........         4.87            4.43            4.52            3.54            3.07
                                                 =========       =========       =========       =========       =========
Preferred stock dividends ..................     $   2,933       $   4,544       $   4,955       $   4,955       $   4,952
Ratio of net income before income
 taxes to net income .......................        1.6838          1.7360          1.6676          1.6947          1.6578
                                                 ----------      ----------      ----------      ----------      ----------
Preferred stock dividend
 requirements before income tax ............         4,939           7,888           8,263           8,397           8,209
                                                 ----------      ----------      ----------      ----------      ----------
Fixed charges plus preferred stock
 dividend requirements .....................        81,527          85,286          86,573          93,451         100,722
                                                 ----------      ----------      ----------      ----------      ----------
Ratio of earnings to fixed charges
 plus preferred stock ......................
dividend requirements (pre-income
 tax basis) ................................         4.57            4.02            4.09            3.22            2.82
                                                 ==========      ==========      ==========      ==========      ==========